Exhibit 10.4

POSEIDA THERAPEUTICS, INC.

SEVERANCE AND CHANGE IN CONTROL PLAN

AMENDED AND RESTATED PARTICIPATION AGREEMENT

Name:	Eric Ostertag, M.D. Ph.D.

Section 1.	ELIGIBILITY.

You have been designated as eligible to participate in the Poseida Therapeutics, Inc. Severance and Change in Control Plan (the “Plan”), a copy of which is attached to this Amended and Restated Participation Agreement (the “A&R Participation Agreement”). Capitalized terms not explicitly defined in this A&R Participation Agreement but defined in the Plan shall have the same definitions as in the Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms. Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any benefits under this Participant Agreement is subject to any delay in payment that may be required under Section 5 of the Plan.

Section 2.	CHANGE IN CONTROL SEVERANCE BENEFITS.

If you are terminated in a Covered Termination that occurs during the Change in Control Period, you will receive the severance benefits set forth in this Section 2. All severance benefits described herein are subject to standard deductions and withholdings.

(a)     Base Salary. You shall receive a cash payment in an amount equal to 18 months (the “Severance Period”) of payment of your Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

(b)     Bonus Payment. You will be entitled to the annual target cash bonus established for you, if any, pursuant to the annual performance bonus or annual variable compensation plan established by the Board of Directors or Committee (or any authorized committee or designee thereof) for the year in which your Covered Termination occurs. If at the time of the Covered Termination you are eligible for the annual target cash bonus for the year in which the Covered Termination occurs, but the target percentage (or target dollar amount, if specified as such in the applicable bonus plan) for such bonus has not yet been established for such year, the target percentage shall be the target percentage established for you for the preceding year (but adjusted, if necessary for your position for the year in which the Covered Termination occurs). For the avoidance of doubt, the amount of the annual target bonus to which you are entitled under this Section 2(b) will be calculated (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable), for the year of the Covered Termination was achieved at target levels; (2) as if you had provided services for the entire year for which the bonus relates; and (3) ignoring any reduction in your Base Salary that would give rise to your right to resignation for Good Reason (such bonus to which you are entitled under this Section 2(b), the “Annual Target Bonus Severance Payment”). The Annual Target Bonus Severance Payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

(c)     Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Covered Termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the Severance Period following the date of your Covered Termination, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(d)     Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering Company common stock as of the date of your Covered Termination (each, an “Equity Award”) that is subject to time-vesting shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of Company common stock issued pursuant to any time-vesting Equity Award granted to you shall lapse in full. To the extent your Covered Termination occurs prior to the Change in Control, the acceleration set forth in this Section 2(d) shall be contingent and effective upon the Change in Control and your Equity Awards will remain outstanding following your Covered Termination to give effect to such acceleration as necessary. For the avoidance of doubt, any Equity Awards subject to performance-vesting shall vest and become exercisable according to their individual award agreements.

(e)     Extension of Post-Termination Exercise Period. All outstanding Equity Awards which carry a right to exercise that you hold as of the date of your Covered Termination will expire on the earlier of (A) the original term of such outstanding Equity Awards as set forth in the applicable award agreement or the equity incentive plan, subject to earlier termination in the event of a Change in Control as set forth in the terms of the applicable equity incentive plan and definitive agreement for such Change in Control transaction, and (B) the date which is 24 months following your Covered Termination.

Section 3.           NON-CHANGE IN CONTROL SEVERANCE BENEFITS. If you are terminated in a Covered Termination that occurs at a time that is not during the Change in Control Period, you will receive:

(a)    the base salary cash payment described in Section 2(a) above, but the Severance Period for purposes of calculating such benefits shall be 12 months; and

(b)    the COBRA benefits described in Section 2(c) above, but the Severance Period for purposes of calculating such benefits shall be 12 months.

You shall not be eligible to receive any other benefits under the Plan except as described in Section 2(a) and Section 2(c) above.

For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2 and this Section 3. If you are eligible for severance benefits under both Section 2 and this Section 3, you shall receive the benefits set forth in Section 2 and such benefits shall be reduced by any benefits previously provided to you under Section 3.

Section 4.             CHANGE IN CONTROL ACCELERATION UPON ACQUIROR’S FAILURE TO ASSUME, CONTINUE OR SUBSTITUTE. If (i) in connection with a Change in Control, any outstanding unvested Equity Award that you hold will not be assumed or continued by the successor or acquiror entity (or its parent company) in such Change in Control or substituted for a similar award of the successor or acquiror entity (or its parent company) (a “Terminating Award”) and (ii) your continued employment with the Company has not terminated as of immediately prior to the effective time of such Change in Control, then you will become vested, with respect to any then unvested portion of such Terminating Award, effective immediately prior to, but subject to the consummation of such Change in Control. With respect to any such outstanding Terminating Award that is subject to performance-vesting, unless otherwise provided in the individual grant notice and award agreement evidencing such award, such performance-vesting award will accelerate vesting at 100% of the target level. For the avoidance of doubt, the benefits under this Section 4 are contingent on a Change in Control and do not require your Covered Termination or other termination of service. In addition, you may be eligible for benefits under this Section 4 in addition to benefits under Section 2 or Section 3 and in such case, you shall receive benefits under both sections, without duplication.

Section 5.	ACKNOWLEDGEMENTS; INTERACTION WITH PRIOR BENEFITS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)     The benefits that may be provided to you under this A&R Participation Agreement are subject to certain reductions and termination under Section 2 and Section 3 of the Plan.

(b)     Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 or Section 3 above is expressly contingent upon your execution of and compliance with the terms and conditions of the Plan, the Release and the Confidentiality Agreement. Severance benefits under this A&R Participation Agreement shall immediately cease in the event of your violation of the provisions of Confidentiality Agreement or any other written agreement with the Company.

(c)     As further described in Section 2(c) of the Plan, this A&R Participation Agreement and the Plan supersede and replace that certain Participation Agreement by and between you and the Company, signed March 15, 2021 and any other change in control or severance benefits previously provided to you, including but not limited to any benefits under your employment or other written agreement or plan, except that Section 8 of your Amended and Restated Executive Employment Agreement with the Company dated February 1, 2022 shall continue in full force and effect and supersede Section 3(d) of the Plan and by executing below you expressly agree to such treatment.

To accept the terms of this A&R Participation Agreement and participate in the Plan, please sign and date this A&R Participation Agreement in the space provided below.

Poseida Therapeutics, Inc.

By:	/s/ Harry Leonhardt, Esq.
Name:	Harry Leonhardt, Esq.
Title:	General Counsel, Chief Compliance Officer & Corporate Secretary

Eligible Employee

/s/ Eric Ostertag Eric Ostertag, M.D., Ph.D.

Date:	February 1, 2022